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                                                                       EXHIBIT 6

           [Letterhead of Paul, Weiss, Rifkind, Wharton and Garrison]




                                 ______ __, 2002




Dividend Capital Trust Inc.
518 Seventeenth Street, 17th Floor
Denver, Colorado 80202

Ladies and Gentlemen:

         In connection with the offer and sale of shares of common stock of Dividend Capital Trust Inc. (the "Company"), as described in the prospectus (the "Prospectus") contained in the Registration Statement on Form S-11 (Registration No. 333-86234) filed with the Securities and Exchange Commission (the "Commission") on April 15, 2002, as amended (as so amended, the "Registration Statement," which includes the Prospectus), you have requested our opinion concerning the federal income tax matters set forth below. All capitalized terms used herein have their respective meanings set forth in the Prospectus unless otherwise stated.

         In rendering the opinion expressed herein, we have examined: (i) the articles of incorporation of the Company; (ii) the Limited Partnership Agreement of Dividend Capital Trust Operating Partnership, LP (the "Operating Partnership") dated May __, 2002 (the "Partnership Agreement"); and (iii) the Registration Statement. We also have made such other investigations of fact and law and have examined such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

         In our examination of documents, we have assumed, without independent investigation, that (i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required and each document represents the entire


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agreement (including amendments) among the parties with respect to the subject matter thereto; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made "to the knowledge of," or similarly qualified is correct and accurate without such qualification; (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; and (vi) the Company and the Operating Partnership at all times have been and will be organized and operated in accordance with the terms of such documents. We have further assumed that the statements and descriptions of the Company's and the Operating Partnership's businesses, properties and activities as described in the Registration Statement are accurate.

         For purposes of rendering the opinion expressed herein, we have assumed the accuracy of the factual representations contained in the letter from the Company addressed to us, dated the date hereof, relating to the classification and operation of the Company as a real estate investment trust (a "REIT") and the organization and operation of the Operating Partnership.

         Based upon the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

         1. commencing with its taxable year ending December 31, 2002, the Company will be organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and its proposed method of operation will enable it to operate in conformity with the requirements for qualification as a REIT under the Internal Revenue Code;

         2. from the date on which each of the Company and Dividend Capital Advisors LLC made their initial capital contributions to the Operating Partnership in accordance with the Partnership Agreement, the Operating Partnership has been, and the Operating Partnership will be, treated for federal income tax purposes as a partnership and not as an association or publicly traded partnership taxable as a corporation; and

         3. the discussion contained in the Registration Statement under the caption "Federal Income Tax Considerations" fairly summarizes the United States federal income tax considerations addressed that are likely to be material to U.S. shareholders (as defined therein) of shares of common stock of the Company. While such description summarizes United States federal income tax considerations likely to be material to certain holders of shares of the Company's common stock, it does not purport to discuss all United States federal income tax considerations and our opinion is limited to those United States federal income tax considerations specifically discussed therein.

         This opinion is given as of the date hereof and is based on various Internal Revenue Code provisions, Treasury regulations promulgated under the Internal Revenue Code and interpretations thereof by the Internal Revenue Service and the courts having


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jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the documents referred to above or any inaccuracy in the representations contained in the letter from the Company referred to above may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, requirements under the Internal Revenue Code regarding its organization, income, assets, distribution levels and diversity of stock ownership. Because the Company's satisfaction of these requirements will depend upon future events, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Internal Revenue Code.

         This opinion is furnished by us solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 6 to the Registration Statement and to the use of our name under the captions "Federal Income Tax Considerations" and "Legal Opinions" in the Registration Statement. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

         We express no opinion as to any federal income tax issue or other matter except those set forth above.

                                        Very truly yours,




                                        PAUL, WEISS, RIFKIND, WHARTON & GARRISON